Exhibit 7.1
[Ernst & Young LLP Letterhead]
July 26, 2005
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on June 8, 2005, filed by our client, Commerce Energy Group, Inc. We agree with the statements made in response to that Item insofar as they related to our Firm.
Very truly yours,
/s/ Ernst & Young LLP
Ernst & Young LLP